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                      EXCELSIOR-HENDERSON MOTORCYCLE
                          MANUFACTURING COMPANY




                                  [LOGO]



                       AUTHORIZED DEALERSHIP AGREEMENT

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                               TABLE OF CONTENTS


                                                                 PAGE
1.   APPOINTMENT

     1.1    Appointment........................................     1
     1.2    Area of Primary Responsibility.....................     1
     1.3    Term and Renewal...................................     1
     1.4    Non-Exclusive Territory............................     2
     1.5    Reservation of Product Rights......................     2
     1.6    Approved Location..................................     2

2.   EXCELSIOR-HENDERSON UNDERTAKINGS

     2.1    Product and Prices.................................     2
     2.2    Shipping of the Products...........................     2
     2.3    Sales Literature...................................     3

3.   ACCEPTANCE OF ORDERS AND SHIPMENT OF PRODUCTS

     3.1    Acceptance.........................................     3
     3.2    Inconsistent Terms in an Order.....................     3
     3.3    Allocation of Products.............................     3
     3.4    Motorcycle Stock Orders............................     4
     3.5    Discharge of Excelsior-Henderson's Obligation......     4
     3.6    Claims for Incomplete Delivery.....................     4
     3.7    Return or Diversion on Failure to Accept...........     4

4.   PAYMENTS FOR PRODUCTS

     4.1    Terms of Payment...................................     4
     4.2    Retention of Title.................................     5
     4.3    No Setoffs or Deductions...........................     5

5.   DEALER'S UNDERTAKINGS

     5.1    Sale of Products...................................     5
     5.2    Marketing Efforts..................................     5
     5.3    Operating Standards................................     6
     5.4    Signage............................................     6
     5.5    Employees..........................................     6
     5.6    Training...........................................     6
     5.7    Condition of Approved Location and Hours of
             Operation.........................................     6
     5.8    Pre-delivery Inspection............................     6
     5.9    Product Inventory..................................     7
     5.10   Service and Repairs................................     7
     5.11   Tools..............................................     7
     5.12   Spare Parts........................................     7
     5.13   Safety Recalls.....................................     7

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     5.14   Maintenance of Records.............................     7
     5.15   Access to Premises and Records.....................     8
     5.16   Compliance with Law................................     8
     5.17   Expenses...........................................     8
     5.18   Forecast...........................................     8
     5.19   Purchaser Registration.............................     8
     5.20   Purchaser Manuals and Guides.......................     8
     5.21   Product Liability Insurance........................     8

6.   CONFIDENTIAL INFORMATION..................................     9

7.   TRADEMARKS, PATENTS AND COPYRIGHTS

     7.1    Ownership..........................................     9
     7.2    Display............................................     9
     7.3    Consent to Use Trademarks..........................    10
     7.4    Enforcement........................................    10
     7.5    Dealer.............................................    10
     7.6    Preservation of Markings...........................    10

8.   LIMITED PRODUCT WARRANTY

     8.1    Limited Customer Warranty..........................    10
     8.2    Customer Warranties................................    11
     8.3    Performance of Warranty Work; Compensation.........    11
     8.4    Warranty Procedure.................................    11

9.   INDEMNIFICATION...........................................    11

10.  INDEPENDENT CONTRACTOR RELATIONSHIP.......................    12

11.  FORCE MAJEURE AND AVAILABILITY OF MATERIALS

     11.1   Force Majeure......................................    12
     11.2   Availability of Materials..........................    12

12.  TERMINATION OF AGREEMENT

     12.1   Termination with Cause.............................    13
     12.2   Withdrawal from Market.............................    15
     12.3   Survival of Obligations............................    15
     12.4   Repurchase of Products and Related Items...........    15
     12.5   No Claim for Compensation..........................    17
     12.6   Further Obligations After Termination..............    17

13.  ENTIRE AGREEMENT; AMENDMENT...............................    17

14.  NOTICES...................................................    18

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15.  SEVERABILITY..............................................    18

16.  ASSIGNMENT................................................    18

17.  NO IMPLIED WAIVERS........................................    19

18.  CAPTIONS AND SECTION REFERENCES...........................    19

19.  GENDER....................................................    19

20.  GOVERNING LAW.............................................    19

21.  ARBITRATION...............................................    19

APPENDIX A ....................................................   A-1

APPENDIX B  Annual Performance Goals...........................   B-1

APPENDIX C  Area of Primary Responsibility.....................   C-1

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                          EXCELSIOR-HENDERSON MOTORCYCLE
                              MANUFACTURING COMPANY
                          AUTHORIZED DEALERSHIP AGREEMENT


THIS AUTHORIZED DEALERSHIP AGREEMENT ("Agreement") is made and entered into as of the ___ day of _________, 199__ by and between Excelsior-Henderson Motorcycle Manufacturing Company, a Minnesota corporation (hereafter "Excelsior-Henderson"), and ____________________________________ whose legal address and business locations are described in detail in Appendix A hereto (hereinafter "Dealer").

                                      RECITALS

     A. Excelsior-Henderson manufactures and sells motorcycles, together with related parts, accessories and clothing (hereinafter called the "Products"). A summary description of Excelsior-Henderson's current line of Products is attached as part of Appendix A hereto. Excelsior-Henderson is the exclusive owner of all manufacturing, distribution and trademark rights with respect to the Products.

     B. Excelsior-Henderson desires to appoint Dealer as an authorized non-exclusive dealer for the resale of the Products at Dealer's address described in Appendix A hereto, or such other location as Excelsior-Henderson may approve from time to time in accordance with the provisions of this Agreement (hereinafter called the "Approved Location").

     C. Dealer desires to act as an authorized dealer for the Products in accordance with the terms and conditions of this Agreement and the sales policies which Excelsior-Henderson may establish from time to time.

                                     AGREEMENT

In consideration of the mutual obligations contained herein and other consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.  APPOINTMENT

     1.1 APPOINTMENT. Subject to the terms and conditions of this Agreement, Excelsior-Henderson hereby appoints Dealer as an authorized dealer of the Products and grants to Dealer the non-exclusive right to sell the Products from the Approved Location, and Dealer hereby accepts such appointment upon the terms and conditions of this Agreement.

     1.2 AREA OF PRIMARY RESPONSIBILITY. Excelsior-Henderson and Dealer agree that Dealer's Area of Primary Responsibility for the sale and service of the Products shall be the counties described in Appendix C hereto

     1.3 TERM AND RENEWAL. The initial term of this Agreement is for a period of five (5) years from the date of this Agreement. Upon expiration of the initial term, this Agreement shall

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renew automatically for successive one (1) year terms, unless either party gives written notice to the other of its intent not to renew at least 90 days prior to the expiration date of the then current term. Such written notice not to renew may be given for any cause described in Section 12 and shall cause this Agreement to terminate effective as of the end of the then current term. At Excelsior-Henderson's option, Dealer may be required, as a condition to any renewal, to execute Excelsior-Henderson's then current standard Dealership Agreement and any related agreements, which shall supersede this Agreement (except that the term thereof shall be modified if necessary to be consistent with the terms of this Section 1.3).

     1.4 NON-EXCLUSIVE TERRITORY. Dealer acknowledges that Dealer's rights as an authorized dealer of the Products are non-exclusive and Excelsior-Henderson retains and reserves to itself all rights with respect to marketing, distribution and sale of the Products and the Trademarks. Excelsior-Henderson reserves the right to appoint other authorized dealers for the Products, either within Dealer's Area of Primary Responsibility or elsewhere, as Excelsior-Henderson, in its sole discretion, may from time to time determine in order to implement its marketing plans or as it may deem desirable to provide Products and service to owners or potential owners of the Products.

     1.5 RESERVATION OF PRODUCT RIGHTS. Excelsior-Henderson reserves the right to change the composition, design and packaging of any Product at any time without notice to Dealer, or to discontinue particular Product lines from time to time as Excelsior-Henderson shall deem necessary or appropriate, in its sole discretion.

     1.6 APPROVED LOCATION. Dealer is authorized to sell the Products only from the Approved Location. Dealer shall not sell Products from any other location, or move its place of business for sale of the Products to another location, without the prior written consent of Excelsior-Henderson, which consent shall not be unreasonably withheld.

2.  EXCELSIOR-HENDERSON UNDERTAKINGS

     2.1 PRODUCT AND PRICES. Excelsior-Henderson shall sell the Products to Dealer at such prices as are established by Excelsior-Henderson and communicated to Dealer from time to time. Any price increase by Excelsior-Henderson shall not affect any accepted orders for any Products outstanding on the date Excelsior-Henderson gives Dealer notice of such price increase. Unless otherwise specified by Excelsior-Henderson, all prices shall be F.O.B. Belle Plaine, Minnesota or such other F.O.B. point as Excelsior-Henderson may designate from time to time.

     2.2 SHIPPING OF THE PRODUCTS. Subject to the provisions of this Agreement and to production schedules and the needs of other customers, Excelsior-Henderson shall ship to Dealer the Products set forth in an accepted order. Excelsior-Henderson may from time to time designate the point from which any shipments and deliveries of the Products shall be made to Dealer. Excelsior-Henderson may ship the Products by such mode of transportation and on such route as it selects from time to time. Procedures for shipping and delivery shall be according to such terms and conditions as Excelsior-Henderson may adopt from time to time. Freight, delivery and all related charges for Products shipped to Dealer shall be Dealer's sole responsibility, unless otherwise agreed in writing. Any carrier of Products for delivery to Dealer shall be deemed

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Dealer's agent, regardless of whether the carrier is selected by
Excelsior-Henderson or Dealer, and regardless of whether shipping is paid for by Dealer or Excelsior-Henderson.

     2.3 SALES LITERATURE. Excelsior-Henderson shall develop and offer to furnish Dealer at its cost the following materials: (i) Excelsior-Henderson's then current price list, mailers, brochures, catalogs, technical specifications, service manuals and business forms relating to the Products, and (ii) such packaging, artwork, advertising, display and promotional materials as Excelsior-Henderson deems appropriate. Unless supplied by Excelsior-Henderson, Dealer agrees to prepare and furnish, at its own cost, such packaging, artwork, advertising, display and promotional materials as are necessary for the promotion of the Products in Dealer's Area of Primary Responsibility; provided, however, that prior to display or use thereof, Dealer shall submit such material to Excelsior-Henderson for prior review and written approval and shall make any changes or modifications required by Excelsior-Henderson and, further provided, that it shall be Dealer's responsibility to comply with all applicable laws pertaining to the marketing, trademark, unfair competition or otherwise regulating the marketing or selling of the Products. Dealer acknowledges that the purpose of Excelsior-Henderson's review of such materials is to enable Excelsior-Henderson to protect its Trademarks, reputation and the goodwill associated with Excelsior-Henderson and the Products, and Excelsior-Henderson shall not be obligated, and does not undertake, to review all advertisements or promotional materials submitted by Dealer to Excelsior-Henderson and used by Dealer with respect to the Products. Any review or approval by Excelsior-Henderson of any advertisements or promotional materials submitted to it by Dealer shall not be considered an endorsement by Excelsior-Henderson of the content thereof. Dealer shall bear sole responsibility and be solely liable for any and all claims arising out of advertisements or promotional materials developed and used by Dealer.

3.  ACCEPTANCE OF ORDERS AND SHIPMENT OF PRODUCTS

     3.1 ACCEPTANCE. Excelsior-Henderson will not be bound by any order for the Products placed by Dealer until such order has been accepted by Excelsior-Henderson. Excelsior-Henderson may at its sole discretion accept or reject any order in whole or in part for any reason. Upon Excelsior-Henderson's acceptance of an order submitted by Dealer, such order shall constitute a binding agreement of Excelsior-Henderson to sell and ship, and of Dealer to purchase and tender payment for, the Products specified. Excelsior-Henderson's acceptance of Dealer's order shall be evidenced by either an invoice or shipment to Dealer, unless otherwise specified by Excelsior-Henderson.

     3.2 INCONSISTENT TERMS IN AN ORDER. In the event any terms or conditions contained in an order from Dealer are inconsistent with, or in addition to, the terms of this Agreement, such inconsistent or additional terms or conditions shall be null and void and shall not be binding on Excelsior-Henderson in the event that the order containing such inconsistent or additional terms or conditions is accepted by Excelsior-Henderson.

     3.3 ALLOCATION OF PRODUCTS. Dealer acknowledges that Dealer is not entitled to any priority in the supply of Products over Excelsior-Henderson's other authorized dealers and customers. If at any time orders for Products exceed Excelsior-Henderson's supply, Excelsior-

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Henderson may in its sole discretion allocate the supply of available
Products among its dealers and customers, including Dealer, in any manner Excelsior-Henderson deems reasonable.

     3.4 MOTORCYCLE STOCK ORDERS. Excelsior-Henderson will not accept orders from Dealer for a specific retail customer. Excelsior-Henderson will accept only stock orders for motorcycles from Dealer. Dealer will be responsible for providing the customers' specific motorcycle, parts and accessory needs from its inventory.

     3.5 DISCHARGE OF EXCELSIOR-HENDERSON'S OBLIGATION. Excelsior-Henderson's obligation to ship the Products shall be fully and completely discharged, and all risk of loss or damage shall immediately pass to Dealer, at the time the Products are delivered F.O.B. Belle Plaine, Minnesota, or such other delivery point(s) as Excelsior-Henderson may designate from time to time; provided, however, that Excelsior-Henderson shall retain legal title to all Products as provided in Section 4.2 until full payment is received.

     3.6 CLAIMS FOR INCOMPLETE DELIVERY. All claims for incomplete delivery of Products invoiced to Dealer must be made promptly and in accordance with such procedures and within such limits as Excelsior-Henderson may from time to time specify.

     3.7 RETURN OR DIVERSION ON FAILURE TO ACCEPT. If Dealer should fail or refuse or for any reason be unable to accept delivery of any Products ordered by Dealer, or if Dealer should request diversion of a shipment from Excelsior-Henderson, Dealer shall be responsible for and pay Excelsior-Henderson promptly on demand the amount of all costs and expenses incurred by Excelsior-Henderson in filling and shipping Dealer's order, diversion (including but not limited to return to the original place of shipment), demurrage and storage, plus restocking charges as determined by Excelsior-Henderson. Excelsior-Henderson may direct that such Products be returned to another destination, but the cost to Dealer for return to such other destination shall not be greater than the cost of returning such Products to their original place of shipment.

4.  PAYMENTS FOR PRODUCTS

     4.1 TERMS OF PAYMENT. All Products will be sold to Dealer upon such payment terms as Excelsior-Henderson may in its sole discretion establish from time to time. Excelsior-Henderson reserves the right to vary payment terms at any time and from time to time upon written notice to Dealer. Without limiting the generality of the foregoing, Excelsior-Henderson may require, in its sole discretion and at any time, cash payment or satisfactory security before delivery or as a condition to Excelsior-Henderson's acceptance of a Dealer order for Products. In all events, time shall be of the essence with regard to Dealer's payment obligations to Excelsior-Henderson. Any amount not paid by Dealer when due shall accrue interest at the lower of 1.5% per month or the highest legal rate allowed under applicable law. All payments due hereunder shall be tendered in United States currency. In the event Excelsior-Henderson engages legal counsel to collect any debt owing from Dealer to Excelsior-Henderson under this Agreement, Dealer shall pay Excelsior-Henderson's reasonable attorneys' fees, in addition to any other expenses of collection. Excelsior-Henderson may set off the amount of any moneys owed by Dealer to Excelsior-Henderson against any moneys owed by Excelsior-Henderson to Dealer.

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     4.2  RETENTION OF TITLE.  Excelsior-Henderson shall retain title to all
Products delivered to Dealer until Dealer has paid Excelsior-Henderson the full invoice price due with respect to a particular Product. Dealer agrees to execute any documents, financing statements or similar instruments as Excelsior-Henderson may from time to time require in order to protect Excelsior-Henderson's interest in such Products and to give third parties public notice of such interest. Any deposits, proceeds of sale or insurance proceeds received by Dealer with respect to any such Products shall be deemed to be held by Dealer as trustee of an express trust for the benefit of Excelsior-Henderson, and Dealer agrees to segregate all such proceeds in a separate trust account and not to commingle such funds with other funds of Dealer. Notwithstanding Excelsior-Henderson's retention of title to the Products, all risk of damage or loss with respect to the Products shall pass to Dealer upon delivery of the Products to Dealer F.0.B. Belle Plaine, Minnesota or such other delivery point as Excelsior-Henderson may designate from time to time. Dealer will maintain insurance covering the Products against loss or damage by fire, theft, collision and against such other risks as Excelsior-Henderson may from time to time require, with loss payable to Dealer and Excelsior-Henderson as their respective interests may appear. Dealer shall furnish certificates and other evidences of insurance to Excelsior-Henderson upon Excelsior-Henderson's request. Dealer's policy or policies of insurance covering the Products shall provide that Excelsior-Henderson shall receive written notice prior to any cancellation or non-renewal of such policies. Excelsior-Henderson shall be entitled, at any time and without notice, to enter into Dealer's premises and reclaim any Products for which Dealer is delinquent in any payment due with respect to such Products, or if for any reason Excelsior-Henderson deems itself to be insecure with respect to its interest in the Products.

     4.3  NO SETOFFS OR DEDUCTIONS.  All obligations of Dealer to
Excelsior-Henderson under this Agreement shall be absolute and independent of any other obligations imposed by this Agreement or by law, and shall not be subject to any setoff, deduction or counterclaim.

5.  DEALER'S UNDERTAKINGS

     5.1 SALE OF PRODUCTS. Dealer agrees that it shall purchase Excelsior-Henderson Products for resale only from Excelsior-Henderson and pursuant to the terms of this Agreement. Dealer shall not sell the Products for resale to non-retail customers other than United States authorized Excelsior-Henderson dealers. Excelsior-Henderson reserves the right to establish from time to time such policies and position statements it believes are necessary or advisable to carry out the purpose or intent of this part of this Agreement. Dealer, for itself and its representatives and employees, agrees to conduct all of its business activities relating to the sale or distribution of the Products in a lawful manner, consistent with the highest standards of fair trade, fair competition and business ethics.

     5.2 MARKETING EFFORTS. Dealer agrees to use its best efforts to diligently and faithfully promote and develop demand for the Products within Dealer's Area of Primary Responsibility and to solicit purchases of the Products so as to maintain a substantial volume of sales of the Products and to meet the sales goals set forth in Appendix B and as established by Excelsior-Henderson each year during the term of this Agreement based upon demographic and market information relating to Dealer's Area of Primary Responsibility, while preserving the goodwill that is presently associated with the name and reputation of Excelsior-Henderson and the Products.

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     5.3  OPERATING STANDARDS.  Dealer shall operate its dealership at all times according to Excelsior-Henderson's Dealer Operating Standards, as the same may be revised and updated by Excelsior-Henderson from time to time. Excelsior-Henderson's current Dealer Operating Standards are attached as part of Appendix A hereto. Dealer shall promptly comply with any revised or updated Dealer Operating Standards upon receipt of written notice from Excelsior-Henderson of such revisions or updates.

     5.4 SIGNAGE. At all times when this Agreement remains in effect, Dealer shall prominently display signage at the Approved Location of a type, size and quality specified in the Dealer Operating Standards in an agreed-upon location or locations, which signage shall contain the Excelsior-Henderson name and logo and shall identify Dealer as an authorized independent dealer of Excelsior-Henderson motorcycles, parts and accessories.
 Dealer expressly warrants as a condition precedent to Excelsior-Henderson's entering into this Agreement that there are no contractual, lease, zoning or other restrictions applicable to Dealer which would prevent Dealer from displaying Excelsior-Henderson signage in accordance with the Dealer Operating Standards.

     5.5 EMPLOYEES. Dealer shall at all times maintain an adequate staff of qualified and experienced employees for sales, servicing, supply and administration of the Products, all as determined by Excelsior-Henderson from time to time. Dealer's employees shall deal with customers in a courteous and professional manner and shall conduct themselves at all times according to the highest ethical standards. Dealer shall be solely responsible for all wages, taxes, benefits, unemployment insurance and all other obligations and claims relating to Dealer's hiring, employment and termination of Dealer's employees. Dealer shall bear sole responsibility for, and shall be solely liable for, the quality of Dealer's employees and for the actions or omissions of its employees, whether in connection with the sales, service or repair of Products or otherwise.

     5.6 TRAINING. Excelsior-Henderson may from time to time require that Dealer or designated members of Dealer's staff attend and complete training courses or seminars relating to sales or service of the Products. Dealer shall bear the full travel and lodging costs of attendance at such training courses or seminars.

     5.7 CONDITION OF APPROVED LOCATION AND HOURS OF OPERATION. Dealer shall at all times maintain the Approved Location in a clean, orderly and professional state. Dealer shall maintain such hours of operation as Excelsior-Henderson shall from time to time determine to be competitive with other motorcycle dealers within Dealer's Area of Primary Responsibility. Dealer's initial hours of operation shall be as described in Appendix A hereto.

     5.8 PRE-DELIVERY INSPECTION. Dealer shall cause each new or used Excelsior-Henderson motorcycle sold by Dealer to undergo a thorough inspection by a qualified mechanic prior to delivery to the purchaser. No new or used Excelsior-Henderson motorcycle shall be sold by Dealer unless and until such inspection has been completed and the motorcycle has been found to be safe and in proper working condition. The inspection shall be conducted according to a pre-delivery inspection form included within the Dealer Operating Standards, as the same may be revised and updated from time to time. All Dealer demonstration motorcycles shall also undergo such inspection before being used by Dealer or its customers.

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     5.9  PRODUCT INVENTORY.  Dealer shall maintain at all times an adequate and representative inventory of Excelsior-Henderson motorcycles, parts, service tools and other Products, all subject to availability from Excelsior-Henderson, as described more particularly by Excelsior-Henderson in the Dealer Operating Standards, as the same may be revised and updated from time to time.

     5.10 SERVICE AND REPAIRS. Dealer acknowledges that top quality repair and maintenance service is essential to the maintenance of the goodwill and reputation of Excelsior-Henderson. Dealer shall provide efficient, courteous and professional repair and maintenance service for all Excelsior-Henderson motorcycle owners at fair and competitive rates regardless of whether such motorcycles were purchased from Dealer and regardless of whether such motorcycles are covered by Excelsior-Henderson's warranty. Dealer shall adhere to the highest standards of ethics and honesty in conducting its repair operations. All service shall be performed in accordance with Excelsior-Henderson service standards as communicated from time to time by Excelsior-Henderson to Dealer. Excelsior-Henderson may from time to time inspect and evaluate Dealer's service performance, and Dealer agrees to implement any changes or improvements to its service operations which may be recommended by Excelsior-Henderson from time to time. Notwithstanding the foregoing, Dealer, as an independent contractor, shall bear sole responsibility for, and shall be solely liable for, the manner of performance by Dealer of any and all service and repairs of any Excelsior-Henderson Products or motorcycles.

     5.11 TOOLS. Dealer shall purchase all specialized tools, equipment, manuals and other materials which Excelsior-Henderson shall from time to time specify as being necessary for the proper assembly, maintenance and repair of the Products.

     5.12 SPARE PARTS. Dealer shall use its best efforts to promote the sale of Excelsior-Henderson brand spare parts and accessories (whether manufactured by Excelsior-Henderson or authorized suppliers of Excelsior-Henderson brand parts). Dealer agrees to maintain an adequate inventory of Excelsior-Henderson parts consistent with the volume or anticipated volume of Dealer's sales and service. Dealer shall in no event sell or use in its repair and service of Excelsior-Henderson motorcycles any parts which have not been expressly approved in writing by Excelsior-Henderson. Dealer shall not identify any parts as being Excelsior-Henderson parts unless such parts are in fact genuine Excelsior-Henderson brand parts. In no event shall Dealer sell or offer for sale any parts for use with Excelsior-Henderson motorcycles which are not in full compliance with all requirements, standards and specifications required by applicable law.

     5.13 SAFETY RECALLS. In the event Excelsior-Henderson notifies Dealer of any Product recall, Dealer shall carry out the recall in accordance with the terms of the recall notice regardless of whether any recalled Product was purchased from Dealer. All recall work shall be performed at no charge to customers unless otherwise indicated by Excelsior-Henderson, and shall be considered as warranty service work performed by Dealer for compensation and all other purposes.

     5.14 MAINTENANCE OF RECORDS. Dealer shall keep and maintain detailed and accurate records of all Dealer sales and service activities, inventories and warranty claims, on such forms

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and such manner as Excelsior-Henderson shall specify from time to time.
Records shall be maintained for so long as Excelsior-Henderson may from time to time specify.

     5.15 ACCESS TO PREMISES AND RECORDS. Dealer shall permit Excelsior-Henderson, through its authorized representatives, to have full access to Dealer's place of business during normal business hours for purposes of inspection and assuring Dealer's compliance with the terms of this Agreement. Excelsior-Henderson shall also have the right from time to time during normal business hours to enter Dealer's premises in order to inspect and photocopy any of Dealer's books and records relating to the Products sold or serviced by Dealer. Excelsior-Henderson's rights under this
Section 5.15 shall survive any termination or expiration of this Agreement.

     5.16 COMPLIANCE WITH LAW. Dealer shall be solely responsible for ascertaining all applicable laws, regulations, ordinances, licensing requirements, and other governmental requirements ("Laws") which must be complied with in connection with the operation of Dealer's business and the sale of the Products, and shall comply fully with such laws. Without limiting the foregoing, Dealer shall take all action necessary to comply with all applicable Laws in Dealer's jurisdiction relating to Dealer licensing, salesperson licensing, title registration, odometer certification, model year requirements, advertising, and sales taxes, each with respect to both new and used Products.

     5.17 EXPENSES. Unless otherwise expressly agreed in writing, Dealer shall pay any and all of its costs and expenses of operating as a dealer under this Agreement and shall be solely responsible for the acts and expenses of its employees and representatives.

     5.18 FORECAST. Dealer shall submit to Excelsior-Henderson quarterly and annual written forecasts of its purchases and sales of the Products in a format approved by Excelsior-Henderson and containing marketing information about the Products and competitive goods, as well as such other data and details as Excelsior-Henderson may from time to time reasonably request.

     5.19 PURCHASER REGISTRATION. Dealer agrees that it shall promptly provide written notice to Excelsior-Henderson of the names and addresses of all persons or entities that purchase any Excelsior-Henderson motorcycles from Dealer on such forms as are specified by Excelsior-Henderson from time to time so that Excelsior-Henderson may notify purchasers of Excelsior-Henderson motorcycles and other Products of significant information as required by law or otherwise.

     5.20 PURCHASER MANUALS AND GUIDES. Dealer shall provide to the purchasers of the Products any applicable owners manual, warranty guides and other manuals or guides prepared for use with such Products. In addition, Dealer shall provide to each purchaser of Excelsior-Henderson motorcycles a copy of the Motorcycle Safety Foundation Manual.

     5.21 PRODUCT LIABILITY INSURANCE. Dealer shall at all times maintain in full force and effect policies of insurance providing coverage in the amount of $1,000,000 per occurrence and in the aggregate for product liability claims and claims of negligence in the service and repair of Excelsior-Henderson motorcycles and other Products. Dealer shall furnish certificates and other evidences of such insurance to Excelsior-Henderson upon request. Excelsior-Henderson makes no representation to Dealer that such amount of insurance is adequate to protect Dealer from such claims and Dealer is advised to exercise its own business judgment in consultation with its professional advisors in determining an adequate amount of such insurance. Dealer shall bear sole responsibility for, and shall be solely liable for, any failure to maintain such policies of insurance in full force and effect.

6.  CONFIDENTIAL INFORMATION

     Dealer shall treat as confidential and prevent unauthorized duplication or disclosure of any confidential information concerning the Products or the business affairs of Excelsior-Henderson which Dealer may acquire during the course of its activities under this Agreement (or any prior agreements between Excelsior-Henderson and Dealer) and shall not use such confidential information for any purpose other than in furtherance of Dealer's obligations under this Agreement. In addition, Dealer shall take all necessary precautions to prevent any such disclosure by its employees and representatives. Dealer further acknowledges and agrees that any right, title and interest in and to the aforesaid confidential information is vested in Excelsior-Henderson and that such information is the sole property of Excelsior-Henderson. For purposes of this Agreement, the term "confidential information" means any information concerning the business of Excelsior-Henderson or the Products which is not in the public domain and shall include, but is not limited to, the terms of this Agreement. The obligations of confidentiality provided hereunder shall survive for a period of five (5) years after the expiration, cancellation or termination of this Agreement, for any reason; provided, however, that with respect to any item of confidential information which is a trade secret under applicable law, the obligations of confidentiality hereunder shall survive the expiration of such five (5) year period and remain in full force and effect for so long as such confidential information remains a trade secret under applicable law.

7.  TRADEMARKS, PATENTS AND COPYRIGHTS

     7.1 OWNERSHIP. Dealer acknowledges and agrees that Excelsior-Henderson is the exclusive owner of the various trademarks, service marks, trade names and other word and design marks described on Appendix A hereto, including copyrights, which Excelsior-Henderson uses in connection with the Products and the servicing thereof and the services or products licensed by Excelsior-Henderson (referred to in this Agreement as "licensed products") or which Excelsior-Henderson otherwise claims (referred to in this Agreement as the "Trademarks"). Dealer further acknowledges the great value of the goodwill associated with the Trademarks and the fact that they have a secondary meaning in the mind of the public. Dealer, during the term of this Agreement and thereafter, shall neither have nor claim any rights in respect to the Trademarks or otherwise attach the title or any rights of Excelsior-Henderson in and to the Trademarks.

     7.2 DISPLAY. Dealer is granted the non-exclusive, non-transferable license to display the Trademarks solely in the conduct of its authorized Excelsior-Henderson dealership business but only in the manner approved by Excelsior-Henderson from time to time. The right to use the Trademarks in connection with the Products is limited to the Products purchased from Excelsior-Henderson or licensed products purchased from an authorized licensee of Excelsior-Henderson, and Dealer shall use the Trademarks only in connection with services which are authorized and conform to quality standards established by Excelsior-Henderson from time to time. Such

Trademarks may be used as part of the name under which Dealer's authorized Excelsior-Henderson dealership business is conducted only with the express written approval of Excelsior-Henderson and within such guidelines as Excelsior-Henderson may establish from time to time. This license or any approval previously granted by Excelsior-Henderson shall terminate automatically upon the termination of this Agreement for any reason, or may be cancelled or withdrawn by Excelsior-Henderson at any time without cause. Moreover, Dealer shall discontinue immediately the display or use of any Trademarks or change the manner in which such Trademarks are displayed or used whenever requested to do so by Excelsior-Henderson. The Trademarks may not be used by any business owned or controlled in whole or in part by Dealer or any of its owner(s) without Excelsior-Henderson's prior written consent. Dealer shall acquire no rights in the Trademarks by virtue of any such use, but such use shall inure to the benefit of Excelsior-Henderson.

     7.3 CONSENT TO USE TRADEMARKS. Dealer agrees that it has no right whatsoever to object to or otherwise prevent Excelsior-Henderson's allowing any other dealer to display the trademarks or use them as part of any business name.

     7.4 ENFORCEMENT. If Dealer shall refuse or neglect to keep and perform its obligations under this Section 7, Dealer shall reimburse
Excelsior-Henderson for all costs, reasonable attorneys' fees and other expenses incurred by Excelsior-Henderson in connection with any action to require Dealer to comply therewith.

     7.5 DEALER. As used in this Section 7 with respect to restrictions on Dealer, the term "Dealer" shall also include any affiliates of or other companies owned by Dealer and all managers and/or owner(s) of Dealer.

     7.6 PRESERVATION OF MARKINGS. Dealer agrees that it will in no way alter, deface, remove, cover up or mutilate in any manner whatsoever, any trademark, serial or model number, the word "patent" and/or the patent number, copyright symbol, brand or name which Excelsior-Henderson may attach or affix to or make a part of any of the Products, spare parts, components and/or assemblies of the Products, or any packaging or sales literature relating thereto.

8.  LIMITED PRODUCT WARRANTY

     8.1 LIMITED CUSTOMER WARRANTY. All of the Products supplied to Dealer from Excelsior-Henderson shall be warranted by Excelsior-Henderson solely as provided in Excelsior-Henderson's written warranty to customers which may be revised and amended from time to time by Excelsior-Henderson. EXCELSIOR-HENDERSON'S WRITTEN LIMITED CUSTOMER WARRANTY AS REVISED AND AMENDED FROM TIME TO TIME SHALL BE EXCLUSIVE AND EXCELSIOR-HENDERSON EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. IN NO EVENT WILL EXCELSIOR-HENDERSON BE LIABLE TO DEALER, ITS CUSTOMERS OR ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE, WHETHER BASED IN CONTRACT, TORT OR OTHERWISE, THAT ARISE IN CONNECTION WITH THE

PRODUCTS OR IN CONNECTION WITH EITHER EXCELSIOR-HENDERSON'S FAILURE TO DELIVER OR ITS LATE DELIVERY OF THE PRODUCTS (INCLUDING, BUT NOT LIMITED TO, LOSS OF USE OF THE PRODUCTS AND LOSS OF PROFITS).

     8.2 CUSTOMER WARRANTIES. Dealer shall provide each customer purchasing Products from Dealer with a copy of Excelsior-Henderson's then current limited customer warranty at the time of sale. Dealer shall not make any statement or representation purporting to grant to the customer any warranty on behalf of Excelsior-Henderson other than Excelsior-Henderson's then current limited customer warranty and Dealer shall bear sole responsibility for, and shall be solely liable for, any other statements, representations or warranties (whether oral or written) made by Dealer or on Dealer's behalf with respect to any of the Products. If Dealer should elect to give its customers any Dealer warranty with respect to the Excelsior-Henderson Products in addition to Excelsior-Henderson's limited customer warranty, such Dealer warranty shall provide in a clear and conspicuous manner that such warranty is being provided by Dealer and not by Excelsior-Henderson.

     8.3 PERFORMANCE OF WARRANTY WORK: COMPENSATION. Dealer shall perform all warranty service work requested for Excelsior-Henderson Products, regardless of whether such Products were purchased from Dealer. Excelsior-Henderson shall provide compensation to Dealer for labor and Excelsior-Henderson parts used in the performance of Excelsior-Henderson warranty work in such reasonable amounts, and subject to such terms and conditions, as Excelsior-Henderson may from time to time establish. Dealer shall not charge any customer for any work covered by an Excelsior-Henderson warranty and reimbursed from Excelsior-Henderson to Dealer. Dealer shall use Excelsior-Henderson parts in work performed under the Excelsior-Henderson customer warranty or otherwise reimbursed by Excelsior-Henderson. The determination whether any work is covered under the Excelsior-Henderson limited customer warranty shall be made solely by Excelsior-Henderson. Notwithstanding the foregoing, Dealer, as an independent contractor, shall bear sole responsibility for and shall be solely liable for, the manner of performance by Dealer of any and all warranty service and repairs.

     8.4 WARRANTY PROCEDURE. Dealer shall follow and comply with all procedures, instructions, guidelines and policies communicated from time to time by Excelsior-Henderson to Dealer regarding warranty work to be performed by Dealer under the Excelsior-Henderson limited customer warranty, including without limitation procedures, forms and standards for submission and approval of warranty claims.

9.  INDEMNIFICATION

     Dealer shall indemnify and hold harmless Excelsior-Henderson and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, judgments, losses, damages, costs, charges, attorneys' fees, and other expenses of every nature, kind and character incurred or suffered by reason of Dealer's business, all actions with respect to Dealer's sale, distribution, service or repair of the Products and/or Dealer's failure to perform or fulfill any of its obligations set forth in this Agreement (including, but not limited to, claims by Dealer's customers, employees or agents), except for claims, actions and suits covered under Excelsior-Henderson's warranty as set forth in Section 8 hereof and except for claims, actions or suits arising solely from the negligent acts or omissions of Excelsior-Henderson. Excelsior-Henderson may undertake the responsibility of defending any claims with counsel chosen by Excelsior-Henderson in its sole discretion, or upon Excelsior-Henderson's request, Dealer shall assume responsibility for such defense; in either event, Dealer shall pay all expenses, fees and costs associated with such defense and judgments, fines, penalties or interest imposed on or against Excelsior-Henderson as a result thereof, including without limitation, the expenses, fees and costs of defense counsel chosen by Excelsior-Henderson in its sole discretion. Dealer further agrees that the provisions contained in this Section 9 and any other provisions in this Agreement concerning indemnification obligations of Dealer shall survive the termination or expiration of this agreement and shall be liberally construed in favor of Excelsior-Henderson.

10.  INDEPENDENT CONTRACTOR RELATIONSHIP

     Dealer shall be deemed to be an independent contractor and shall bear all of its own expenses in connection with this Agreement. Dealer acknowledges that it is not a partner, joint venturer, franchisee, employee or agent of Excelsior-Henderson. Dealer shall have no authority, whether express or implied, to assume or create any obligation on behalf of Excelsior-Henderson nor shall Dealer issue or cause to be issued any quotations or draft any letters or documents over the name of Excelsior-Henderson.

11.  FORCE MAJEURE AND AVAILABILITY OF MATERIALS

     11.1 FORCE MAJEURE. Except for Dealer's monetary obligations to Excelsior-Henderson hereunder, neither party will be in default in the performance of its obligations under this Agreement if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, riot, strike, labor dispute, lack or failure of transportation facilities, failure of equipment, lack of necessary products or materials, epidemic, fire, wind, earthquake, storm or flood, application of any law, order, proclamation, regulation or ordinance of any government, or of any subdivision thereof, because of acts of God or for any other cause, whether similar or dissimilar to those enumerated, that is beyond the reasonable control and without the fault or negligence of the party whose performance is affected.

     11.2 AVAILABILITY OF MATERIALS. All deliveries by Excelsior-Henderson are contingent on Excelsior-Henderson receiving timely shipment of necessary products, materials, parts and components for the production, assembly or supply of the Products, and Excelsior-Henderson may delay, reduce or cancel deliveries to Dealer to the extent such deliveries are affected by delay, reduction or cancellation of shipments of necessary products, materials, parts and components to Excelsior-Henderson.

12.  TERMINATION OF AGREEMENT

     12.1 TERMINATION WITH CAUSE. At any time either party may terminate this Agreement for cause, as follows:

          (a) The non-breaching party may cancel or terminate this Agreement upon ninety (90) days' written notice if any of the following events occur:

               (1)  Dealer fails to meet the sales goals established pursuant to
                    Section 5.2 hereof;

               (2) Dealer defaults in its payment obligations to Excelsior-Henderson within the time periods provided in Section 4 hereof;

               (3) Dealer fails to comply with Excelsior-Henderson's Dealer Operating Standards with respect to the condition of its facilities, service, personnel or inventories; or

               (4) a party breaches any other material provision contained in this Agreement;

     provided that the breaching party has not (i) cured the breach during the thirty (30) day period following such notice, or (ii) taken substantial steps, during such thirty (30) day period, to cure a non-monetary breach which in good faith could not be totally cured within such thirty (30) day period. In the event termination is delayed pursuant to (ii) above due to the breaching party's taking substantial steps to cure a non-monetary breach, termination shall become effective immediately and without further notice if such party ceases diligent efforts to cure such breach, or in any case if such breach is not cured or is not curable within ninety (90) days following the date of the termination notice.

          (b) Notwithstanding the provisions of subsection (a) above, Excelsior-Henderson may cancel or terminate this Agreement upon giving written notice with no opportunity for Dealer to cure in the following circumstances:

               (1) If Dealer becomes insolvent by any definition, makes any assignment for the benefit of its creditors, or is placed in receivership, liquidation or bankruptcy (voluntary or involuntary).

               (2)  On the commencement of the winding up of Dealer.

               (3) If the management or control, or both, of Dealer's business is vested by law, decree, ordinance of other governmental action, in or made subject to the control or direction of any government agent, officer, appointee or designee, or of any other person, firm or company not a party to this Agreement.

               (4) If Excelsior-Henderson shall have given Dealer notice of a default under subsection (a) above and Dealer shall commit substantially the same default within a period of twelve
                    (12) consecutive months after the date of Dealer's initial default.

               (5) If Dealer's default is material and results from intentional misconduct or grossly negligent acts or omissions.

               (6) If Excelsior-Henderson should terminate any other agreement between the parties as a result of a Dealer default thereunder.

               (7) If Dealer should attempt to assign any of its rights under this Agreement in contravention of Section 16 hereof.

               (8) If Dealer has engaged in any deceptive, unethical or illegal trade practice in connection with the sale of the Products.

               (9) If Dealer should violate any federal, state or local laws, rules or regulations applicable to Dealer's operation of the dealership, including without limitation dealership licensing laws, the National Traffic and Motor Vehicle Safety Act of 1966, as amended, or the Clean Air Act.

               (10) If Dealer should enter into any contract, conspiracy, combination or agreement, whether written or oral, for the purpose of fixing prices of Excelsior-Henderson Products or other illegal practices.

               (11) If Dealer should attempt to sell Excelsior-Henderson
                    Products from any location other than the Approved Location without the express written consent of Excelsior-Henderson, which consent shall not be unreasonably withheld.

          (c) Notwithstanding the provisions of subsections (a) or (b) above, Excelsior-Henderson may cancel or terminate this Agreement upon fifteen
     (15) days' written notice, with no opportunity for Dealer to cure, in the following circumstances:

               (1) Dealer's abandonment of the operations of the dealership or failure to operate as a going concern during hours and days of operation customary for retail businesses in Dealer's market area. For purposes of this subparagraph (1), if Dealer fails to open for business for any period of seven
                    (7) or more consecutive days, Dealer shall be deemed to have abandoned the dealership.

               (2) If Dealer submits or makes to Excelsior-Henderson any false or fraudulent statement, application (including Dealer's initial Dealership Application), reimbursement request or report, including without limitation false or fraudulent claims with respect to any warranty matters.

               (3) If Dealer's motor vehicle dealership license is suspended, revoked or not renewed by any applicable licensing authority.

               (4) If Dealer or any principal owner of Dealer should be convicted or plead no contest to a felony or any crime involving fraud or dishonesty.

In the event Excelsior-Henderson gives notice of termination under any subsection of this Section 12.1, the grounds specified by Excelsior-Henderson in such notice of termination shall not be exclusive and shall not preclude Excelsior-Henderson from later proving that additional grounds for termination existed at the time such notice was given.

     12.2  WITHDRAWAL FROM MARKET.  In addition to the foregoing,
Excelsior-Henderson may cancel this Agreement upon 180 days' notice to Dealer at any time that Excelsior-Henderson withdraws from distribution of the Products, either within Dealer's Area of Primary Responsibility or generally.

     12.3 SURVIVAL OF OBLIGATIONS. The expiration, cancellation or termination of this Agreement, for whatever reason, will not discharge or relieve either party from any obligation which accrued prior to such expiration, cancellation or termination, will not relieve any party that has breached this Agreement from liability for damages resulting from such breach and will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after cancellation or termination hereof.

     12.4  REPURCHASE OF PRODUCTS AND RELATED ITEMS.

          (a) Upon any termination or expiration without renewal of this Agreement, upon written request from either party hereto to the other delivered within five (5) days following such termination or expiration, Dealer shall sell, and Excelsior-Henderson shall purchase from Dealer, all of the Products in Dealer's inventory, all approved signage bearing the Trademarks, and all special tools and equipment designed specifically for use in connection with the Products and the purchase of which was required by Excelsior-Henderson hereunder. In the case of Excelsior-Henderson motorcycles, Excelsior-Henderson shall be obligated to repurchase only those motorcycles which are new, of the then current model year, unused, undamaged, and in first class, salable condition.
     In the case of Excelsior-Henderson parts, Excelsior-Henderson shall be obligated to repurchase only those parts which are new, listed in Excelsior-Henderson's then current price book, in original packaging, unused, undamaged and in first class, salable condition. In the case of signs, tools and equipment, Excelsior-Henderson shall be obligated to purchase only signs approved by Excelsior-Henderson bearing the Excelsior-Henderson Trademarks, and such special tools and equipment designed specifically for service with the Products, the purchase of which was required by Excelsior-Henderson and which are in good repair and working condition. In the event either party exercises its option hereunder, Dealer shall promptly supply to Excelsior-Henderson a list of all of the Products, tools, signs and equipment subject to repurchase by Excelsior-Henderson hereunder.

          (b) The purchase price for any Excelsior-Henderson motorcycles or parts purchased by Excelsior-Henderson pursuant to Section 12.5(a) shall be equal to 100% of the net cost (including transportation costs) to Dealer for such motorcycles and parts. The purchase price for signs, tools and equipment shall be the price paid by Dealer less all depreciation computed on a straight-line basis over a five (5) year useful life.

          (c) In the event of any repurchase by Excelsior-Henderson pursuant to this Section 12.4, Dealer shall permit Excelsior-Henderson's personnel and representatives to enter Dealer's premises and inspect and count all Products, signs, tools and equipment proposed to be repurchased hereunder.

          (d) Dealer shall store, at Dealer's sole expense, all Products and other items which Excelsior-Henderson becomes obligated to repurchase pursuant to this Section 12.4 until receipt of shipping instructions from Excelsior-Henderson. Dealer shall have sole responsibility for packing such Excelsior-Henderson Products suitably for shipping and for paying all freight and insurance charges from Dealer to Excelsior-Henderson's central distribution or such other location within the United States as Excelsior-Henderson shall designate.

          (e) Dealer shall bear all risk of loss or damage to any of the Products or other items which Excelsior-Henderson becomes obligated to purchase hereunder until such items have been delivered to the destination designated by Excelsior-Henderson and have been inspected and accepted by Excelsior-Henderson, and in no event shall Excelsior-Henderson be required first to claim against any carrier or insurer with respect to any such loss or damage for items lost or damaged in transit.

          (f) Dealer represents and warrants that all Products and other items tendered to Excelsior-Henderson for repurchase pursuant to this Section
     12.4 shall be sold to Excelsior-Henderson free and clear of any liens, encumbrances, security interests or claims and attachments whatsoever at the time of purchase by Excelsior-Henderson. Dealer shall, at Dealer's sole expense, take such actions and execute such documents as are necessary to vest in Excelsior-Henderson clear title, free of liens, encumbrances, security interests, claims and attachments, including without limitation compliance with all applicable bulk sales laws.
     Dealer understands and agrees that Excelsior-Henderson shall have no obligation to purchase any Products or other items hereunder unless
     Dealer can convey clear title as provided herein.

          (g) All payments due from Excelsior-Henderson to Dealer hereunder shall be made promptly after all items tendered for repurchase have been delivered to Excelsior-Henderson, inspected and accepted by Excelsior-Henderson with clear title as provided in subsection (f) above, and, in the case of Excelsior-Henderson motorcycles, after Excelsior-Henderson shall have received the manufacturer's certificate of origin or other applicable certificates of title. Excelsior-Henderson shall have the right to set off and deduct from any amounts due Dealer in connection with such repurchase any sums due and owing from Dealer to Excelsior-Henderson or any of its affiliates for any reason.

     12.5 NO CLAIM FOR COMPENSATION. Dealer expressly acknowledges that Dealer's sole source of compensation under this Agreement will be from the revenue, if any, derived from its resale of the Products. In the event this Agreement expires or is canceled or terminated pursuant to the provisions of this Section 12, Dealer will not assert or claim nor have any right to receive, and Excelsior-Henderson will have no obligation to pay, any compensation, indemnity or reimbursement for any of the following: loss of profit, loss of goodwill, loss of clientele, costs of advertising, promotional materials or samples, termination of employees, employees' salaries, the losses associated with buildings, stocks, machinery, transportation, or other similar assets or expenditures in which Dealer invests or expends funds in connection herewith, or for any other reason whatsoever.

     12.6 FURTHER OBLIGATIONS AFTER TERMINATION. In the event of a termination or expiration of this Agreement in any manner, the following further provisions shall take effect:

          (a) All rights granted to Dealer under or pursuant to this Agreement shall cease, and, where legally possible, revert to Excelsior-Henderson.

          (b) Dealer shall cease to hold itself out in any way as a dealer of Excelsior-Henderson Products.

          (c) Dealer shall cease to use the Trademarks and shall refrain from using any colorable imitation thereof. Dealer shall immediately cease to use and destroy any stationery, order sheets, advertising materials and other printed matter bearing the Trademarks and shall remove all signs containing same.

          (d) Dealer shall immediately return to Excelsior-Henderson any originals and copies of all confidential information, technical data or material, including but not limited to brochures, letters, price or customer lists and memoranda, service records, warranty information or other information pertaining to the Products.

          (e) At Excelsior-Henderson's option, all sums owed by each party hereto to the other shall become due and payable immediately upon expiration or other termination of this Agreement. Excelsior-Henderson, at its option, may offset any sums due or to become due to Excelsior-Henderson from Dealer against any sums owed by Excelsior-Henderson to Dealer.

13.  ENTIRE AGREEMENT; AMENDMENT

     This Agreement, including all Appendices hereto, contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. Except as expressly contained herein, neither party has made or relied upon any representations, warranties, assurances, "side deals" or understandings. Without limiting the generality of the foregoing, Dealer acknowledges that Excelsior-Henderson has made no forecasts, guarantees, representations or assurances regarding Dealer's potential sales, profits or earnings capability as a dealer of the Products under this Agreement. This Agreement may be amended only by a writing signed by both of the parties. With respect to any consents, approvals, waivers or amendments which may be granted by Excelsior-Henderson to Dealer hereunder, including without limitation consents to assignment or to a change in the Approved Location, no such consent, approvals, waivers or amendments shall be valid or binding upon Excelsior-Henderson unless in writing and signed by an officer of Excelsior-Henderson of at least Vice President. Under no circumstances may Dealer rely upon any oral representations or assurances from Excelsior-Henderson personnel with respect to consents, approvals, waivers or amendments.

14.  NOTICES

     All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered or (ii) five (5) business days after mailing, postage prepaid, certified or registered mail, or (iii) when delivered (and receipted for) by an express delivery service, or (iv) when first sent by telex, telecopy or other means of instantaneous communication, provided such communication is properly confirmed by personal delivery, certified or registered mail or an express delivery service as provided above, to the respective addresses shown in Appendix A hereto. Either party may change the address for the giving of notices and communications to it by written notice to the other party in conformity with the foregoing. In the event Excelsior-Henderson cannot effect notice to Dealer because Dealer has abandoned its place of business or refuses to accept such notice, such notice may be served by Excelsior-Henderson through the Department of Motor Vehicles (or its equivalent) in the state in which the Approved Location is located.

15.  SEVERABILITY

     If any provision of this Agreement should be held invalid or unenforceable for any reason whatsoever or to violate any law, this Agreement shall be considered divisible as to such provisions and such provisions shall be deemed amended to comply with such law, or if it cannot be so amended without materially altering the tenor of the Agreement, then such provision(s) shall be deemed deleted from the Agreement in such jurisdiction, and in either case, the remainder of this Agreement shall be valid and binding.

16.  ASSIGNMENT

     The parties acknowledge that this Agreement constitutes a personal services contract between Excelsior-Henderson and Dealer. Dealer may not transfer or assign this Agreement or any of its rights hereunder without Excelsior-Henderson's prior written consent, which consent shall not be unreasonably withheld, and any attempted assignment shall be void and shall constitute grounds for termination by Excelsior-Henderson pursuant to Section 12.1(b)(7) hereof. This Agreement shall be binding upon and shall inure to the benefit of Excelsior-Henderson and its successors and assigns, and shall be binding upon and inure to the benefit of Dealer and its permitted assignees. For purposes of this Section 16, any transfer of any shares of stock or other ownership interest in Dealer to any party other than the current owners or shareholders listed in Appendix A shall be deemed as an assignment of Dealer's rights under this Agreement.

17.  NO IMPLIED WAIVERS

     The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of such provision.

18.  CAPTIONS AND SECTION REFERENCES

     The captions of the sections and subsidiary sections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer. Any reference in this Agreement to a section or subsection shall be deemed to include a reference to any subsidiary sections whenever the context requires.

19.  GENDER

     Masculine, feminine and neuter terms shall be interchangeable (and shall include a corporation, a partnership, or another entity), and shall be singular and plural, where the context makes a change of gender or number appropriate.

20.  GOVERNING LAW

     The parties acknowledge that this Agreement shall take effect upon execution by Excelsior-Henderson at its offices in Minneapolis, Minnesota. The parties further acknowledge that the mutual performance hereof by Excelsior-Henderson and Dealer constitutes a substantial contact with that State. Accordingly, the parties invoke the protection of the laws of Minnesota with respect to the protection of their rights and enforcement of their obligations hereunder and they mutually stipulate that this Agreement is in all respects (including, but not limited to, all matters of interpretation, validity, performance and the consequences of breach) to be construed, governed and enforced in accordance with the internal laws (excluding all conflict of laws rules) of Minnesota, as from time to time amended and in effect, and any applicable federal laws of the United States of America, as from time to time amended and in effect.

21.  ARBITRATION

          (a) The parties agree to use every reasonable effort to settle any dispute or disagreement between them relative to this Agreement by amicable means and if appropriate utilize assistance of their respective chief executive officers and not to resort to legal action unless and until the parties have in good faith attempted to settle such dispute or disagreement in the foregoing manner.

          (b) If this method of resolution should have proved to be impracticable or unsuccessful, any controversy or claim arising out of or relating to this Agreement shall be submitted to and be finally resolved by arbitration pursuant to the provisions of the United States Arbitration Act (9 US C. SECTION 1 ET SEQ.), to be conducted by the American Arbitration Association ("AAA"), with such arbitration to be held in Minneapolis, Minnesota in accordance with the AAA's Commercial Arbitration Rules then in effect. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in accordance with Section 14. The arbitrator shall render a judgment of default against any party who fails to appear in a properly noticed arbitration proceeding. The arbitration shall be conducted by one arbitrator, as selected by the AAA. Any award or decision rendered in such arbitration shall be final and binding on both parties, and judgment may be entered thereon in any court of competent jurisdiction if necessary. Judgments rendered in any arbitration proceedings shall be limited to actual damages sustained by the party in whose favor such judgment is rendered, and no consequential, punitive, exemplary, special or multiplied damages shall be awarded. Each party shall bear its own costs and expenses of such arbitration proceeding. Notwithstanding the foregoing, the following categories of claims and disputes shall not be subject to mandatory arbitration pursuant to the provisions of this Section 21: (i) any claim by Excelsior-Henderson for moneys owed by Dealer in connection with any sale of Products and (ii) any claim or dispute arising under the Lanhan Act, or under any state law or common law alleging infringement or misuse of the Trademarks. In case any dispute arises involving the claims described in (i) and (ii) of the preceding sentence which also involve matters subject to mandatory arbitration hereunder, unless both parties agree otherwise the matters subject to mandatory arbitration shall be severed from the claims which are not subject to mandatory arbitration, and claims subject to mandatory arbitration shall be decided by arbitration as provided herein, while the claims not subject to arbitration will be decided in the appropriate judicial forum.

          (c) Notwithstanding subsections (a) and (b) of this Section to the contrary, any party may seek injunctive relief against the other party at any court of proper jurisdiction with respect to any and all preliminary injunctive or restraining procedures pertaining to this Agreement or the breach thereof. Any provisions to the contrary herein notwithstanding, the law applicable in the jurisdiction of such court shall apply with respect, but limited to, all such preliminary injunctive or restraining procedures.

          (d) Any judicial proceeding challenging the validity of the parties' agreement to arbitrate pursuant to this Section 21 shall be brought in a state or federal court located in Minneapolis, Minnesota and each of the parties hereby submits to the personal jurisdiction and consents to venue in any such court for such proceeding, and hereby waives to the fullest extent possible any defense of FORUM NON CONVENIENS.

Each of the parties has executed this Agreement through their duly authorized officers or agents whose signatures appear below, effective as of the date shown at the beginning of this Agreement.

EXCELSIOR-HENDERSON MOTORCYCLE             DATE:
MANUFACTURING COMPANY                           -----------------------------

BY:                                        BY:
   --------------------------------           -------------------------------
   Daniel L. Hanlon                           David P. Hanlon
   Co-Founder                                 Co-Founder

DEALERSHIP
                                          DATE:
-----------------------------------            ------------------------------
(PRINT NAME OF DEALERSHIP)



BY:
   --------------------------------

TITLE:
      -----------------------------

EXCELSIOR-HENDERSON:
DISTRICT SALES MANAGER                    DATE:
                                               ------------------------------

-----------------------------------

                                     APPENDIX A
                                         TO
                            EXCELSIOR-HENDERSON MOTORCYCLE
                                MANUFACTURING COMPANY
                           AUTHORIZED DEALERSHIP AGREEMENT


1.  NAME AND LEGAL FORM OF DEALER:

    a.  Full Legal Name of Dealer:
                                   ---------------------------------------------

        ------------------------------------------------------------------------

    b.  Legal Form: (check one)
            / / individual (sole proprietor)      / / corporation
            / / partnership                       / / limited liability company
            / / other (specify)
                               -------------

    c. State of incorporation (or if other than a corporation, state of legal domicile):

        ------------------------------------------------------------------------

    d. List all owners, nature of ownership, interest and percentage interest (continue on separate sheet if necessary):

                                                         Nature of Interest
                                 Ownership         (Corporate Stock, Partnership
             Name               Percentage           Interest, Other (Explain))
     -------------------    -----------------      -----------------------------

     1.
       -----------------    -----------------      -----------------------------

     2.
       -----------------    -----------------      -----------------------------

     3.
       -----------------    -----------------      -----------------------------

     4.
       -----------------    -----------------      -----------------------------

     5.
       -----------------    -----------------      -----------------------------

2.  APPROVED LOCATION (STREET ADDRESS):

    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------

3.  INITIAL HOURS OF OPERATION:

                         ----------------------         ---------------------
                              SUMMER HOURS                   WINTER HOURS
                         ----------------------         ---------------------
       Monday                 a.m. to      p.m.              a.m. to      p.m.
                         ----         ----              ----         ----
       Tuesday                a.m. to      p.m.              a.m. to      p.m.
                         ----         ----              ----         ----
       Wednesday              a.m. to      p.m.              a.m. to      p.m.
                         ----         ----              ----         ----
       Thursday               a.m. to      p.m.              a.m. to      p.m.
                         ----         ----              ----         ----
       Friday                 a.m. to      p.m.              a.m. to      p.m.
                         ----         ----              ----         ----
       Saturday               a.m. to      p.m.              a.m. to      p.m.
                         ----         ----              ----         ----
       Sunday                 a.m. to      p.m.              a.m. to      p.m.
                         ----         ----              ----         ----

4.  EXCELSIOR-HENDERSON TRADEMARKS:

       EXCELSIOR-HENDERSON

       EXCELSIOR

       HENDERSON

       SUPER X

       X

       X Twin


5.  ADDRESSES FOR NOTICES:

    Excelsior-Henderson:  Excelsior-Henderson Motorcycle Manufacturing Company
                          607 West Travelers Trail
                          Burnsville, Minnesota 55337
                          Attention: National Sales Manager

    Dealer:
                         -------------------------------

                         -------------------------------

                         -------------------------------

                         -------------------------------

6.  EXCELSIOR-HENDERSON DEALER OPERATING STANDARDS:

    (1)  SALES

         (a)  The Showroom

              Well displayed and lit with a floor size to accommodate an "Excelsior-Henderson display" of at least ___ motorcycles (supply permitting) and/or of at least ______ sq. ft., accessories and Excelsior-Henderson apparel.

              ------------------------------------------------------------

              ------------------------------------------------------------

              ------------------------------------------------------------

              Floor, walls, ceiling and windows to be well maintained and of good, clean appearance.

              Adequate heating, lighting and ventilation.

              Effective use of point of sale materials as and when supplied by Excelsior-Henderson.

         (b)  Corporate Signage

              A variety of sign sizes and prices have been developed to provide choices for the Excelsior-Henderson dealers.

              Signage requirements will be discussed individually with each dealer in order to select an option which meets local planning regulations and which best complements the existing individual identity of that dealer.

              The selections are:

                  OUTSIDE SIGNAGE (required)

                      (see sign order materials from XXXX)

                  INTERNAL SIGNAGE (optional)

                      (see sign order materials from XXXX)

    (2)  SERVICE

         (a)  Service Department and Staffing

              Service Department of sufficient size to support the new Excelsior-Henderson models in addition to other motorcycle brands sold by the dealer.

              Service Department to be sufficiently equipped and capable of undertaking the following functions to a level expected on modern day, hi-tech, large capacity motorcycles including:

                    *to be determined

         (b)  Service Equipment

              Dealers with existing motorcycle dealerships will already possess the great majority of Excelsior-Henderson's equipment requirements. For reference purposes we have specified each item:

                    *to be determined

         (c)  Tools

              (i)   Technician's Tools

                    *to be determined

              (ii)  Dealership Tools

                    *to be determined

              (iii) Special Excelsior-Henderson Service Tools

                    *to be determined

              (iv)  Optional Special Excelsior-Henderson Tools

                    *to be determined

(3)  PARTS
     Sufficient space must be allocated within the premises for the stocking and retailing of genuine Excelsior-Henderson spare parts.

     There will be an initial dealer parts kit that each dealer is required to purchase that reflects fast moving, routine service and repair work items.

     The volume of fast moving items must be kept at a sufficient level within the dealership to ensure a high level of customer service satisfaction for Excelsior-Henderson owners.

(4)  PRE-DELIVERY INSPECTION

     Pre-Delivery inspections must include the completion of a PDI inspection sheet supplied by and as subsequently amended by Excelsior-Henderson.

                           EXCELSIOR-HENDERSON MOTORCYCLE
                               MANUFACTURING COMPANY
                              PRE DELIVERY INSPECTION


                                  To be Developed

                          EXCELSIOR-HENDERSON MOTORCYCLE
                              MANUFACTURING COMPANY
                                LIMITED WARRANTY


                                To be Developed

                                    APPENDIX B
                                        TO
                            EXCELSIOR-HENDERSON MOTORCYCLE
                                MANUFACTURING COMPANY
                            AUTHORIZED DEALERSHIP AGREEMENT

                                                                #
                                  -----------------------------  -------------
                                       DEALER'S NAME             DEALER NUMBER


                               ANNUAL PERFORMANCE GOALS


Dealer and Excelsior-Henderson mutually agree that Dealer will sell at retail the following volume of new and unused Excelsior-Henderson Products during the applicable selling season defined as January 1, 1998 through December 31, 1998.


                          -------------------------------------
                             NUMBER OF NEW MOTORCYCLE UNITS

                          -------------------------------------
                               WHOLESALE VALUE OF CLOTHING

                          -------------------------------------
                                WHOLESALE VALUE OF PARTS


EXCELSIOR-HENDERSON MOTORCYCLE
MANUFACTURING COMPANY


------------------------------------               DATE:
DISTRICT SALES MANAGER                                  -----------------------


DEALER

------------------------------------               DATE:
                                                        -----------------------

                                   APPENDIX C
                                       TO
                            EXCELSIOR-HENDERSON MOTORCYCLE
                                 MANUFACTURING COMPANY
                           AUTHORIZED DEALERSHIP AGREEMENT


                            AREA OF PRIMARY RESPONSIBILITY



                 STATE                                COUNTY/COUNTIES

                                             #1
                                                -----------------------------
                                             #2
                                                -----------------------------
                                             #3
                                                -----------------------------
                                             #4
                                                -----------------------------
                                             #5
                                                -----------------------------
                                             #6
                                                -----------------------------
                                             #7
                                                -----------------------------
                                             #8
                                                -----------------------------
                                             #9
                                                -----------------------------
                                             #10
                                                -----------------------------


DEALER SIGNATURE                             DATE
                 ---------------------------     ---------------------------

DISTRICT SALES MANAGER                       DATE
                      ----------------------     ---------------------------

                                       C-1